EXHIBIT 10.10
BURGER KING HOLDINGS, INC. EQUITY INCENTIVE PLAN
AS ADOPTED ON JULY 9, 2003
AND AMENDED AND RESTATED ON MAY 12, 2006
     The purpose of the Plan is to foster and promote the long-term financial success of the Company by providing participants with the opportunity to earn significant equity interests in the Company and thereby share in any increase in the long-term value of the Company, by motivating such participants to continue in the service of the Company Group and to perform their duties and responsibilities to the best of their professional ability and by aligning the interests of participants with those of the shareholders of the Company in increasing shareholder value.
I. Definitions.
     Unless the context clearly indicates otherwise, the following capitalized terms, when used in the Plan, shall have the meanings set forth in this Article I. Wherever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular number shall be deemed to refer also to the plural number; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended or as reenacted.
“Adjustment Event” means any stock split, reverse stock split, combination or exchange of shares, recapitalization, subdivision, merger, consolidation, reclassification, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), spin-off or other distribution of stock or property of the Company, partial or complete liquidation of the Company or any similar transaction affecting the outstanding Shares or the capitalization of the Company or the payment by the Company of any special or extraordinary dividend or distribution on Shares.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
“Annual Bonus” means the annual bonus amount awarded to a Participant by a member of the Company Group pursuant to the annual bonus program of the Company Group, as in effect from time to time, applicable to such Participant, determined without regard to any reduction from such annual bonus amount pursuant to a Participant’s Deferral Election.

“Award” means an award of Restricted Units, Options or Investment Rights granted to a Participant pursuant to the Plan as of a particular Grant Date, as evidenced by an Award Agreement.
“Award Agreement” means any written agreement, contract or other instrument evidencing any Award under the Plan, which may, but need not, be executed or acknowledged by a Participant.
“BKC” means Burger King Corporation, a Florida corporation and a wholly owned Subsidiary of the Company, or any Successor thereto.
“Board” means the Board of Directors of the Company.
“Board Member Participant” means an Eligible Board Member who is granted an Award under the Plan and, in the event of the death of such member, his designated beneficiary or estate.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
“Cause” means:
     (i) in the case of a Participant other than an Eligible Board Member, such Participant’s (A) material breach of his obligations under any written agreement with the Company Group, (B) material violation of any of the Company Group’s policies, procedures, rules and regulations applicable to employees generally or to employees at Participant’s grade level, including, without limitation, the Burger King Companies Code of Business Ethics and Conduct, in each case, as they may be amended from time to time, (C) failure to reasonably and substantially perform his duties to the Company Group (other than as a result of physical or mental illness or injury); (D) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company Group; (E) fraud or misappropriation of funds; or (F) commission of a felony or other serious crime involving moral turpitude; provided that if a Participant is party to an employment agreement with a member of the Company Group at the time of his termination of employment and such agreement contains a different definition of “cause,” the definition in such employment agreement will control for purposes of the Plan and such Participant’s Award Agreement(s); and
     (ii) in the case of an Eligible Board Member, such Eligible Board Member’s (A) gross negligence or willful misconduct in connection with his duties as a member of the Board or refusal, after demand, to substantially perform such duties, (B) dishonesty, fraud, embezzlement, misappropriation of funds or theft or (C) conviction of, or plea of nolo contendere to, a felony or other serious crime.

If within the twelve (12) month period subsequent to a Participant’s termination of employment with the Company Group by a member thereof Without Cause or termination of service on the Board, the Board determines that the Participant’s employment or service could have been terminated for Cause, the Participant’s employment or Board service will, at the election of the Board, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Change of Control” means the occurrence of:
     (i) any “person” (as defined in Section 13(d) of the Exchange Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below);
     (ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such twelve-month period was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such twelve-month period; or
     (iii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the committee of the Board designated by the Board to administer the Plan or, at any time that no committee has been designated, the Board.
“Company” means Burger King Holdings, Inc., a Delaware corporation, or any Successor thereto.

“Company Group” means, collectively, BKC, its direct and indirect Subsidiaries and any Affiliate of BKC specifically designated as a member of the Company Group by the Committee.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Deferral Agreement” means, unless provided otherwise under regulations of the Committee:
(i) in the case of an Employee Participant, an Award Agreement between the Company and such Employee Participant pursuant to which the Employee Participant elects to defer payment of a portion of his Annual Bonus for a Fiscal Year;
and
(ii) in the case of a Board Member Participant, an Award Agreement between the Company and such Board Member Participant pursuant to which the Board Member Participant elects to defer payment of all or a portion of the annual Board fees payable to such a Board Member Participant for a Fiscal Year.
“Deferral Amount” means, unless otherwise determined by the Committee and provided in the applicable Deferral Agreement:
(i) in the case of an Employee Participant, a dollar amount or percentage specified by such Employee Participant in his or her Deferral Agreement for the applicable Fiscal Year (or portion thereof) of the Annual Bonus awarded to such Participant for such fiscal Year, which dollar amount or percentage may be expressed in any of the following ways:
(A) the product of (1) the deferral percentage specified by the Employee Participant, multiplied by (2) the actual Annual Bonus amount awarded to such Participant for such Fiscal Year (or portion thereof); or
(B) the product of (1) the deferral percentage specified by the Employee Participant, multiplied by (2) the excess, if any (any such excess, the “Eligible Deferral Amount”), of (x) the actual Annual Bonus amount awarded to such Participant for such Fiscal Year (or portion thereof), over (y) a threshold dollar amount specified by such Employee Participant in the Deferral Agreement to be paid in cash; or
(C) a portion of such Employee Participant’s Eligible Deferral Amount for such Fiscal Year (or portion thereof) equal to the lesser of (1) the specific dollar deferral amount specified by the Employee Participant and (2) 100% of such Participant’s Eligible Deferral Amount for such Fiscal Year (or portion thereof);
provided that, the Deferral Amount of an Employee Participant for any Fiscal Year (or portion thereof) may not exceed 50% of the actual Annual Bonus amount awarded to such Participant for such Fiscal Year (or portion thereof);
and
(ii) in the case of a Board Member Participant, the product of (x) the deferral percentage set forth in such Board Member Participant’s Deferral Agreement for a Fiscal Year (or portion thereof), multiplied by (y) the actual dollar amount of annual Board fees that become payable to such Participant for such Fiscal Year (or portion thereof).
“Deferral Election” means, unless provided otherwise under regulations of the Committee:
(i) in the case of an Employee Participant, an irrevocable election by such Employee Participant to defer payment of a portion of the Annual Bonus, if any, that becomes payable to such Participant for services rendered in the Fiscal Year commencing immediately after the date of the Deferral Agreement evidencing such irrevocable election;
and
(ii) in the case of a Board Member Participant, an irrevocable election by such Board Member Participant to defer payment of all or a portion of the annual Board fees that becomes payable to such Participant for services rendered in the Fiscal Year commencing immediately after the date of the Deferral Agreement evidencing such irrevocable election;
provided that any such election by a Participant during the initial 30 days of such Participant’s eligibility to make a Deferral Election under the Plan may provide for the deferral of payment of a portion of such Participant’s Annual Bonus or annual Board fees, as the case may be, payable for services rendered by such Participant during the portion of the Fiscal Year following such 30-day initial eligibility period.
“Disability” means:
(i) in the case of an Employee Participant, (A) a physical or mental condition entitling an Employee Participant to benefits under the long-term disability policy of the Company Group covering such Employee Participant or (B) in the absence of any such plan, a physical or mental condition of an Employee Participant rendering him unable to perform his duties for the Company Group for a period of six (6) consecutive months or longer; provided that if a Participant is a party to an employment agreement with a member of the Company Group at the time of his termination of employment and such agreement contains a different definition of “disability” (or any derivation thereof), the definition in such employment agreement will control for purposes of the Plan and such Participant’s Award Agreement(s); and
(ii) in the case of a Board Member Participant, a physical or mental condition of a Board Member Participant rendering him unable to perform his duties as a member of the Board for a period of six (6) consecutive months or longer. A Board Member Participant’s service as a member of the Board shall be deemed to have terminated as a result of Disability on the date as of which the Board (or its designee) determines the Board Member Participant has become disabled under the foregoing definition in this clause (ii).
“Effective Date” means July 9, 2003, the date the Plan was adopted by the Board and approved by shareholders of the Company.
“Election Period” means the period of time, as prescribed by the Committee from time to time, during which an eligible Participant will have the opportunity to make a Deferral Election and to enter into a Deferral Agreement evidencing such election.
“Eligible Board Member” means an individual serving as a member of the Board who is not an employee of the Company Group.
“Eligible Employee” means each employee of the Company Group who is designated a Level ET, Level 1, Level 2, Level 3, Level EL07, Level EL08, Pay Band 5, or Pay Band 6 employee, each other employee or group of employees of the Company Group who is specifically designated by the Committee as an “Eligible Employee” and any consultant retained by the Company Group who is specifically designated by the Board as an “Eligible Employee.”
“Employee Participant” means an Eligible Employee who is granted an Award under the Plan and, in the event of the death of such employee, his designated beneficiary or estate.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fiscal Year” means the Fiscal Year of the Company, initially the twelve month period commencing on July 1 of a calendar year.
“Fiscal Quarter” means each fiscal quarter included in a Fiscal Year.
“Grant Date” means, with respect to an Award, the effective date of grant of such Award, as set forth in the applicable Award Agreement.

“Initial Public Offering” or “IPO” means the effective date of a registration statement (other than a registration statement on Form S-4 or S-8, or any successor form) filed in connection with an initial registered public offering of equity securities of the Company following which at least 15% of the equity securities of the Company have been publicly distributed or sold or are being actively traded on a national securities exchange or quoted on an interdealer quotation system.
“Investment Award Notice” means the document(s) provided to a Participant evidencing an Award of Investment Rights to such Participant and setting forth the terms and conditions thereof, including the number Shares covered by such award, the per Share and aggregate purchase price for such Shares and the period during which the Participant may exercise the right to purchase such Shares.
“Lock-Up Period” has the meaning set forth in Section 9(b).
“Market Value” means, with respect to Shares, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange on which the Shares trade or are quoted, or otherwise the fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
“New Employer” means the ultimate parent entity of the acquiror in a Change in Control.
“Option” means the right granted to a Participant under the Plan to purchase one Share from the Company on the terms and subject to the conditions set forth herein and in the Award Agreement evidencing such grant.
“Option Fair Value” means (i) the present value of an Option as of the Grant Date thereof, determined on the basis of the exercise price and other terms and conditions of such Option, using the Black-Scholes Option Pricing Model or any other option pricing method selected by the Committee.
“Participant” means, collectively or individually, as the context requires, an Employee Participant and/or a Board Member Participant.
“Person” means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization, a government or any agency or political subdivision thereof or other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
“Plan” means this Burger King Holdings, Inc. Equity Incentive Plan, as set forth herein and as the same may be amended and in effect from time to time.

“Restricted Units” means the right granted to a Participant under the Plan to receive one Share at the time or times, on the terms and subject to the conditions set forth herein and in the Award Agreement evidencing such grant.
“Retirement” means a Participant’s Termination of Active Service at or after the later of (i) the Participant’s 65th birthday and (ii) the Participant’s completion of five years of employment with the Company Group or service on the Board.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Shares” means shares of common stock of the Company, par value $0.01 per share, or shares of any equity securities into or for which such shares of common stock may be converted or exchanged in connection with an Adjustment Event.
“Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
“Successor” means, with respect to any Person, a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
“Termination of Active Service” means:
(i) in the case of an Employee Participant, the termination of such Employee Participant’s active employment with the Company Group for any reason, including such Participant’s resignation, death, Disability or Retirement or termination by the member of the Company Group that employs the Participant Without Cause or for Cause;
and
(ii) in the case of a Board Member Participant, the termination of such Board Member Participant’s services as a member of the Board for any reason.
“Termination Date” means, with respect to a Participant, the date of such Participant’s Termination of Active Service.
“Transfer” means any direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation, gift, testamentary transfer or other encumbrance or other disposition of any interest, including the grant of an option or other right in respect of such interest, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.

“Vested” means:
(i) in the case of Options and the Shares covered by such Options, that the Participant has an immediate right to purchase such Shares on exercise of the Options in accordance with the Plan and related Award Agreement;
and
(ii) in the case of a Restricted Unit, that the Participant’s right to receive one Share in settlement of such Restricted Unit in accordance with the Plan and related Award Agreement is no longer subject to forfeiture, other than in the event of a termination for Cause;
The terms “Vesting”, “Vest” and other derivations of the term vested shall have correlative meanings.
“Vesting Date” means the date or dates specified in the applicable Award Agreement as of which a Participant’s rights in respect of all or a portion of the Award evidenced thereby become Vested.
“Without Cause” means:
(i) in the case of an Employee Participant, such Participant’s Termination of Active Service by the member of the Company Group that employs such Employee Participant, other than any such termination by such member of the Company Group for Cause or due to the Participant’s death, Disability or Retirement; provided that if a Participant is a party to an employment agreement with a member of the Company Group at the time of his termination of employment and such agreement contains a different definition of “Without Cause” (or any derivation thereof), the definition in such employment agreement will control for purposes of the Plan and such Participant’s Award Agreement(s);
and
(ii) in the case of a Board Member Participant, such Participant’s Termination of Active Service by the Board, other than any such termination by the Board for Cause or due to the Participant’s death, Disability or Retirement.
II. Administration of the Plan.
     The Plan shall be administered by the Committee; provided that the Board may exercise any or all of the authority, powers, rights or duties of the Committee under the Plan or in respect of any Award or Award Agreement, in lieu of the Committee, and, in such event, the Board’s exercise of such authority, powers, rights and or duties will be made in its sole discretion. The Committee shall act by vote in person of a majority of its members or by unanimous written consent of its members.

     In addition to any other powers granted to the Committee under the terms of the Plan, the Committee shall have full and complete discretionary authority to, consistent with the terms of the Plan: (a) select the Eligible Employees and Eligible Board Members who will be granted Awards; (b) determine the time or times when Awards will be granted and the terms and conditions thereof, including the exercise or purchase price per Share subject to such Awards, the Vesting terms thereof; (c) to prescribe the form, terms and conditions of the Award Agreements and any other instrument evidencing any Awards; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and the Award Agreements and other instruments evidencing Awards; and (f) to make all other determinations necessary or advisable for the administration of the Plan. Any interpretation, rule, regulation, determination or other act of the Committee (or the Board, as the case may be) shall be made by the Committee (or the Board) in its sole and absolute discretion and shall be conclusively binding upon all persons.
     The Committee may, in its discretion, delegate in writing such of its powers, rights and duties under the Plan, in whole or in part, to such committee, person or persons as it may determine, from time to time, on such terms and conditions as it may determine; provided that the Eligible Employees and Eligible Board Members selected to receive an Award and any material terms of such Awards that are different from the specific terms described herein must be approved, in advance, by the Committee. The Committee may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.
     No member of the Committee or the Board (nor any other director or employee of or consultant to the Company or the Company Group to whom any duty or power relating to the administration or interpretation of the Plan, any Award or Award Agreement has been delegated) shall be liable for any action, omission, or determination relating to the Plan, any Award or Award Agreement, and the Company and BKC shall indemnify and hold harmless each member of the Committee and the Board (and each such other director or employee of or consultant) against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, any Award or Award Agreement, unless, in any such case, such action, omission or determination was taken or made by such member, director, employee or consultant in bad faith and without reasonable belief that it was in the best interests of the Company.
III. Capital Stock Subject To Awards.
     The maximum number of Shares that may be issued in connection with Awards granted under the Plan shall not exceed 13,684,418 Shares in the aggregate, which number of Shares is subject to adjustment pursuant to Article X. Further, subject to adjustment as provided in Article X, the maximum number of Shares that may be covered by Awards granted to a Participant in any twelve-month period shall not exceed 1,368,442 Shares.

     Shares issued pursuant to Awards granted hereunder shall be provided from Shares held in the Company’s treasury or from authorized but unissued Shares, as the Committee determines. Any Share subject to an Award that expires, terminates or is otherwise cancelled or settled for any reason without the issuance of such Share on or prior to the date of expiration, termination or other cancellation or settlement will again be available for grant under the Plan.
IV. General Terms of Options.
     4.1 Grant of Options.
     (a) In General. Options may be granted to Participants at such times, in such amounts and subject to such terms and conditions as shall be determined by the Committee. Each Award of Options granted to a Participant shall be evidenced by an Award Agreement that shall specify (i) the number of Options covered by such Award and the Grant Date, (ii) the exercise price at which a Share may be purchased pursuant to each such Option, (iii) the duration of such Option, (iv) the conditions to the Vesting of the Options and (v) such other terms and conditions consistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.
     (b) Option Price. The exercise price per Share subject to each Option covered by an Award shall be such price as the Committee shall determine as of the Grant Date and shall be set forth in the applicable Award Agreement, provided that such price shall not be less than the Market Value of a Share as of the Grant Date.
     (c) Option Grants on Deferral Election of Board Member Participants. The Committee shall grant an Award of Options to a Board Member Participant who submits a valid Deferral Election to BKC, evidenced by a Deferral Agreement, during an Election Period and otherwise in accordance with such rules as the Committee may prescribe from time to time. Any such Award shall be evidenced by an Award Agreement which shall provide, among other things, (i) for the grant of Options to the Board Member Participant as of the first day of the first Fiscal Year (or, if applicable, the first Fiscal Quarter) commencing after the applicable Election Period, (ii) shall cover a number of Options equal to the quotient of (x) the Deferred Amount, divided by (y) the Option Fair Value as of the Grant Date and (iii) shall have an exercise price equal to the Market Value of a Share as of the Grant Date.
     (d) Normal Expiration Date. Options will have a term of ten years, unless the Committee and the applicable Award Agreement specify otherwise, and will be subject to earlier expiration under certain circumstances, including a Participant’s Termination of Active Service.
     4.2 Vesting of Options.
     (a) In General. The Committee shall establish and each Award Agreement shall specify the conditions to the Vesting of all Options evidenced by such Award

Agreement. The Committee may establish different or cumulative Vesting Dates and/or different or cumulative conditions for separate installments of Options to become Vested and may impose such restrictions or conditions to the Vesting of Options as it determines. Such conditions may be based on continued services of the Participant, attainment by the Participant, the Company Group or any division or operating unit thereof of performance objectives or a combination of services and attainment of performance objectives, as the Committee determines.
     (b) Vesting Schedule.
     (i) Employee Participants. Unless otherwise determined by the Committee and provided in the applicable Award Agreement, subject to the continuous active employment of the Employee Participant with the Company Group until the applicable Vesting Date, Options granted to an Employee Participant shall become Vested in five equal annual installments on each of the first five anniversaries of the Grant Date.
     (ii) Board Member Participants. Unless otherwise determined by the Committee and provided in the applicable Award Agreement, subject to the continuous service of the Board Member Participant on the Board until the applicable Vesting Date, Options granted to a Board Member Participant pursuant to such member’s Deferral Election shall become Vested in four equal installments on the last day each of the first four fiscal quarters of the Company ending after the Grant Date.
     (c) Discretion to Accelerate. Notwithstanding any other provision herein, the Committee may accelerate the Vesting of any Option, all Options or any class of Options, at any time and from time to time.
     (d) Accelerated Vesting Upon a Change of Control. Notwithstanding any other provision herein, if a Change of Control occurs and, within twenty-four months after the date of such Change of Control, an Employee Participant’s employment with the Company Group is terminated by the member of the Company Group that employs such Employee Participant Without Cause, all Options granted to such Employee Participant shall become immediately and fully Vested upon the Termination Date.
     4.3 Manner of Exercise.
     (a) In General. Vested Options shall be exercisable in whole or in part; provided that no fractional Shares will be issued in connection with any exercise of Options. The partial exercise of Vested Options shall not cause the expiration, termination or cancellation of the remaining portion thereof.
     (b) Notice of Exercise. A Participant may exercise Vested Options by delivering notice, in such form as may be approved by the Committee from time to time. Such notice shall (i) specify the number of Options being exercised and the aggregate exercise price therefore, (ii) specify the effective date of the proposed exercise, (iii) in the case of an Employee Participant, specify the manner in which such Participant will satisfy the tax withholding obligations related to such exercise and (iv) if applicable and subject to any required Committee approval, specify that the Participant intends to tender previously owned Shares that have been owned by at least six months in full or partial satisfaction of the aggregate exercise price and/or minimum statutory tax withholding amount.
     (c) Payment of Exercise Price; Withholding Taxes. Full payment of the aggregate exercise price for Shares purchased upon the exercise of Vested Options and, in the case of Employee Participants, the related minimum statutory tax withholding amount must be made on or prior to the effective date of exercise either (i) in cash, by certified check, bank cashier’s check or wire transfer, (ii) subject to the prior approval of the Committee, (x) in Shares that have been owned by the Participant for at least six months prior to the effective date of exercise or (y) by requesting the Company withhold Shares otherwise issuable to the Participant in connection with such exercise, or (iii) partly in such Shares with the balance in cash, by certified check, bank cashier’s check or wire transfer. Any Shares tendered or withheld to satisfy an Employee Participant’s minimum tax withholding obligations will be valued at their Market Value on the effective date of the corresponding Option exercise.
4.4	Termination of Active Service.
     (a) In General. Unless otherwise determined by the Committee and provided in the applicable Award Agreement, in the event of a Participant’s Termination of Active Service, (i) all Options which are not Vested on such Participant’s Termination Date shall terminate and expire automatically as of such date and (ii) all Options which are Vested on such Termination Date shall remain exercisable until the first to occur of (x) the normal expiration date of such Vested Options and (y)(1) in the case of a termination Without Cause or by the Participant’s resignation, the 90th day following such Termination Date or (2) in the case of a termination due to the Participant’s death, Disability or Retirement, the one year anniversary of such Termination Date. Any Vested Options that are not exercised prior to the expiration of such 90-day or one year period, as applicable, shall terminate and expire automatically as of the date of expiration.
     (b) Termination for Cause. Notwithstanding any other provision herein, unless otherwise determined by the Committee and provided in the applicable Award Agreement, in the event of a Participant’s Termination of Active Service for Cause, all Options then held by such Participant (whether or not then Vested) shall terminate and be canceled automatically and immediately upon the delivery of written notice of such termination to the Participant.
4.5	Limits on Transfers and Exercise of Options.
     During the Participant’s lifetime, the Participant may not Transfer any Options and all Options granted to a Participant may be exercised solely by such Participant. Upon the death of a Participant, outstanding Vested Options granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any Person or Persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No Transfer to any executor or administrator of the Participant’s estate or to any Person or Persons by will or the laws of descent and distribution of any Vested Option, or the right to exercise any Vested Option, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (b) the written agreement of the Transferee to comply with all of the terms and conditions applicable to the Vested Options and any Shares purchased upon exercise of Vested Options that are or would have been applicable to the Participant.
V. General Terms Applicable to Restricted Units.
5.1	Grant of Restricted Units.
     (a) In General. The Committee may grant Awards of Restricted Units at such times, in such amounts and subject to such terms and conditions as it shall determine. All Awards of Restricted Units shall be evidenced by an Award Agreement which shall specify (i) the number of Restricted Units covered by such Award and the Grant Date, (ii) the conditions to the Vesting of such Restricted Units, (iii) the conditions to and circumstances under which such Restricted Units will be settled and (iv) such other terms and conditions consistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.
     (b) Grants of Restricted Units on Deferral Election of Employee Participants. An Employee Participant who submits a valid Deferral Election to BKC, evidenced by a Deferral Agreement, during an Election Period and otherwise in accordance with such rules as the Committee may prescribe from time to time, will be eligible to receive an Award of Restricted Units. Any such Award shall be evidenced by an Award Agreement that provides, among other things, (i) for the grant of Restricted Units to the Employee Participant on the date that Annual Bonuses are generally paid to employees for the Fiscal Year to which the corresponding Deferral Election relates, subject to the Employee Participant’s continued active employment with the Company Group until such Grant Date, and (ii) for the grant of the greatest whole number of Restricted Units that equals the quotient of (x) the Deferred Amount, if any, divided by (y) the Market Value of a Share as of the Grant Date.
5.2	Vesting Of Restricted Units.
     (a) In General. The Committee shall establish and each Award Agreement shall specify the time or times at which, and the increments in which, Restricted Units evidenced by such agreement shall become Vested and the conditions, if any, which must be satisfied as a condition to the Vesting of all or any such Restricted Units. The Committee may establish different or cumulative Vesting Dates and/or different or cumulative conditions for separate installments of Restricted Units to become Vested and may impose such restrictions or conditions to the Vesting of such Restricted Units as it determines. Such conditions may be based on continued services of the Participant, attainment by the Participant, the Company Group or any division or operating unit thereof of performance objectives or a combination of services and attainment of performance objectives, as the Committee determines.
     (b) Vesting Schedule. Unless otherwise determined by the Committee and provided in the applicable Award Agreement, subject to the Participant’s continuous active employment with the Company Group until the applicable Vesting Date, an Award of Restricted Units granted to an Employee Participant pursuant to his Deferral Election shall become Vested in two equal annual installments on each of the first two anniversaries of the Grant Date; provided that, in the event of the Termination of Active Service of any such Employee Participant prior to the applicable Vesting Date Without Cause or due to such Employee Participant’s Retirement, Disability or death, all then outstanding Restricted Units granted to such Employee Participant pursuant to his Deferral Election that have not yet become Vested shall become immediately and fully Vested on and as of such Employee Participant’s Termination Date. Vested Restricted Units shall be settled and paid out at such times and in accordance with the provisions of Section 5.3 below.
     (c) Discretion to Accelerate. Notwithstanding any other provision herein, the Committee may accelerate the Vesting of any Restricted Units, all Restricted Units or any class of Restricted Units, at any time and from time to time.
5.3	Time and Manner of Settlement; Termination of Active Service.
     (a) Settlement of Restricted Units. Except as otherwise provided below in subsection (b) or in the applicable Award Agreement, all Vested Restricted Units shall be settled on December 31, 2007 (the “Settlement Date”), subject to the Participant remaining actively employed by, or in the case of a Board Member Participant, providing services to, the Company or a member of the Company Group on such date. As soon as reasonably practicable following the Settlement Date, subject to Section 5.3(c), the Company shall transfer to Participant, in full and complete satisfaction of the obligations of the Company and the Company Group and the rights of such Participant in respect of such Award of Restricted Units, a stock certificate, registered in the name of such Participant, for a number of Shares equal to the number of Vested Restricted Units covered by such Award.
     (b) Settlement upon Termination of Active Service Prior to the Settlement Date. Except as otherwise provided in the applicable Award Agreement, as soon as reasonably practicable following a Participant’s Termination of Active Service on a Termination Date that is prior to the Settlement Date, subject to Section 5.3(c), the Company shall transfer to such Participant, in full and complete satisfaction of all of the obligations of the Company and the Company Group and the rights of such Participant in respect of all then outstanding Awards of Restricted Units held by such Participant, a stock certificate, registered in the name of such Participant, for a number of Shares equal to the number of Vested Restricted Units covered by all then outstanding Awards and all Restricted Units covered by any such Award that are not Vested as of the Participant’s Termination Date shall automatically terminate and expire as of such date.
     (c) Termination for Cause. Notwithstanding any other provision herein, unless otherwise determined by the Committee and provided in the applicable Award Agreement, in the event of a Participant’s Termination of Active Service for Cause, all Awards of Restricted Units then held by such Participant (whether or not then Vested) shall terminate and be canceled automatically and immediately, without any payment to such Participant, upon the delivery of written notice of such termination to the Participant, except that, solely with respect to Vested Restricted Units granted to an Employee Participant pursuant to a Deferral Election, the Participant will be entitled to a cash payment equal to the lesser of the sum of the Deferred Amount(s) in respect of such Vested Restricted Units and the aggregate then Market Value of the Shares covered by such Vested Restricted Units.
5.4	Rights of Shareholders.
     A Participant shall not have or be entitled to exercise any of the rights of a shareholder with respect to any Restricted Units granted to such Participant unless and until stock certificates for Shares are issued and delivered to the Participant in settlement of Vested Restricted Units. In particular and without limitation, Participants will not be entitled to vote on any matter submitted to a vote of shareholders or, except as otherwise determined by the Committee and provided in the applicable Award Agreement, receive payment of any dividends or other distributions in respect of Shares or any equivalent amounts in lieu thereof.
5.5	Limits on Transfers of Restricted Units.
     During the Participant’s lifetime, the Participant may not Transfer any Restricted Units or any rights in respect thereof. Upon the death of a Participant, outstanding Vested Restricted Units granted to such Participant will be settled by transfer of Shares to the executors or administrators of such Participant’s estate or to any person or persons who shall have acquired the right to receive a transfer of such Shares by will or by the laws of descent and distribution. No Transfer to any executor or administrator of the Participant’s estate or to any Person or Persons by will or the laws of descent and distribution of any rights in respect of Restricted Units or Shares shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (b) the written agreement of the Transferee to comply with all the terms and conditions applicable to the Vested Restricted Units and any Shares transferred in settlement of such Vested Restricted Units that are or would have been applicable to the Participant.
VI. General Terms of Investment Rights
     6.1 Grant of Investment Rights. Awards of Investment Rights may be made only prior to an Initial Public Offering. The Committee may grant Awards of Investment Rights to Eligible Employees who are members of the BKC Executive Team or have the title of Vice President, Eligible Board Members and, subject to the prior approval of the Committee, any other senior executive of the Company Group selected by the Committee. All Awards of Investment Rights shall be evidenced by an Investment Award Notice and shall be granted on the terms and subject to the conditions set forth in this Article VI, unless otherwise directed by the Board and provided in such notice. Only one Award of Investment Rights may be made to any Eligible Employee or Eligible Board Member unless the Board approves, in advance, the grant of an additional Award of Investment Rights to any identified Eligible Employee(s) or Eligible Board Member(s).
6.2	Terms and Conditions of Investment Rights.
     (a) Description of Investment Rights. An Award of Investment Rights entitles a Participant to purchase for cash a stated number of Shares, at a stated purchase price that is not less than the Market Value of a Share as of the Grant Date, subject to the conditions set forth in Section 6.2(b). A Participant will be entitled to exercise the right to purchase such Shares during a limited period of no less than 15 days and no more than 30 days immediately following the Grant Date, as specified in the Investment Rights Notice. .
     (b) Conditions To Exercise of Investment Rights. A Participant’s right to exercise any Investment Rights covered by an Award granted to such Participant is subject to satisfaction of all of the following conditions:
     (i) The Participant’s exercise of Investment Rights with respect to Shares having an aggregate purchase price not less than $10,000.
     (ii) No later than the last day of the exercise period specified in the Investment Award Notice, the Participant’s delivery of written notice to BKC of his election to exercise Investment Rights, in such form and containing such information as the Committee shall prescribe, together with any other documents as may be requested by the Committee.
     (iii) The Participant’s continuous active employment with the Company Group or service on the Board from the Grant Date to the date of the closing of the purchase of the Shares to be purchased on exercise of Investment Rights.
     (iv) The Participant’s payment, in full, of the aggregate purchase price for all Shares to be purchased upon exercise of Investment Rights, in cash or by certified check, money order or wire transfer, at or prior to the closing of such purchase of Shares.
     (v) The Participant’s written agreement (received by BKC at or prior to the closing of such purchase of such Shares) to participate in the Burger King Corporation Investment Deferred Compensation Plan and to defer payment, and the deferral, of all eligible cash compensation payable to such Participant for services rendered after the closing of the purchase of Shares, until such

Participant has deferred payments in an aggregate amount equal to 53.85% of the aggregate purchase price for all Shares to be purchased upon exercise of such Investment Rights.
     (vi) The Participant’s written agreement (received by BKC at or prior to the closing of such purchase of Shares) to notify BKC in writing as to whether the Participant intends to make an election pursuant to Section 83(b) of the Code with respect to the Shares purchased upon exercise of such Investment Rights, and, if applicable, within 20 days following the closing of such purchase, the Participant’s delivery of written notice to BKC of his having made an “83(b)” election, together with a copy of the “83b” election actually filed by the Participant with the appropriate Internal Revenue Service Center with respect to such purchase.
     (c) Vesting of Investment Rights. A Participant’s right to exercise Investment Rights will be fully Vested as of the Grant Date and throughout the period to exercise such Investment Rights set forth in the Investment Award Notice.
     (d) Term and Expiration of Investment Rights. Investment Rights will have a term of 30 days, unless the Committee and the applicable Investment Award Notice specifies otherwise. An Award of Investment Rights will expire automatically, to the extent not then exercised, on the last day of the exercise period specified in such Investment Award Notice. Investment Rights with respect to a number of Shares that the Participant elects to purchase will expire automatically on the date specified by the Committee for the closing of the Participant’s purchase of such Shares, whether or not such purchase is effected.
6.3	Limits on Transfers and Exercise of Investment Rights.
     A Participant may not Transfer Investment Rights at any time and all Investment Rights granted to a Participant may be exercised solely by such Participant.
VII. [Intentionally Deleted]
VIII. Change in Control
8.1	In General.
     In the event of a Change of Control, the Committee shall determine from among the following subsections 8.2 and 8.3 the manner in which then outstanding Options and Restricted Units, respectively, will be effected. The Committee may provide for different treatment of Options and Restricted Units and for different treatment of the same type of Award held by one or more categories of Participant(s) identified by the Committee. The Committee may also provide that one or more of the clauses under the following subsections 8.2. and 8.3 apply to all or any portion of then outstanding Options and Restricted Units, respectively. For purposes of this Article VIII, all references to the

Committee shall mean the Committee, as constituted prior to the closing of the transaction constituting the Change in Control.
8.2	Options.
     (i) The Committee may direct that all or any portion of then outstanding Options shall be (x) adjusted by the Committee in accordance with Article X, if the Change in Control transaction constitutes an Adjustment Event, and (y) honored and assumed by the New Employer, or converted into equivalent options to purchase equity securities of the New Employer; provided that such honored and assumed, or converted, options, (A) have substantially the same terms and conditions as apply to the corresponding Options immediately prior to the Change in Control, including, without limitation, an identical Vesting and exercise schedule and identical manner and timing of exercise, but not including terms restricting the right of the Participant to transfer shares purchased upon exercise of such options, and (B) further provide that, in the event of the Participant’s termination of employment Without Cause (including any such termination by the New Employer or any of its Subsidiaries or Affiliates) at any time during the six month period following the Change in Control, all assumed and honored, or converted, options that are not Vested as of the date notice of termination is sent to the Participant shall become immediately fully Vested and exercisable as of such date.
     (ii) The Committee may direct that all or any portion of then outstanding Options become fully Vested and exercisable immediately prior to the closing of the Change in Control transaction.
     (iii) The Committee may direct that all or any portion of then outstanding Options be cancelled in exchange for a payment, in cash or equity securities of the New Employer, of an amount equal to (or, in the case of payment in securities, having an aggregate fair market value, as determined by the Committee as of the closing date of the Change in Control transaction, equal to) the net consideration per Share realized by the shareholders of the Company as a result of such Change in Control transaction reduced by the Option exercise price, with the fair market value of any portion of such consideration that is not paid in cash determined by the Committee. The Committee may also provide that any payment in cancellation of outstanding Options be made in a lump sum as soon as reasonably practicable following the closing of the Change in Control transaction or in a series of current and deferred payments; provided that, in the event of the Participant’s termination of employment Without Cause (including any such termination by the New Employer or any of its Subsidiaries or Affiliates) at any time during the six month period following the Change in Control, any portion of a payment in cancellation of outstanding Options that has not been paid to the Participant prior to the date notice of termination is sent to the Participant shall be paid to such Participant as soon as practicable after such notice is sent, but in no event later than the date of the Participant’s termination of employment.

8.3	Restricted Units.
     (i) The Committee may direct that all or any portion of then outstanding Restricted Units shall be (x) adjusted by the Committee in accordance with Article X, if the Change in Control transaction constitutes an Adjustment Event, and (y) honored and assumed by the New Employer on substantially the same terms and conditions as apply to such Restricted Units immediately prior to the Change in Control, including, without limitation, an identical Vesting schedule and identical manner and timing of settlement, but not including terms restricting the right of the Participant to transfer any shares transferred in settlement of any such honored and assumed Restricted Units.
     (ii) The Committee may direct that new cash or equity-based awards be granted by the New Employer to the holders of all or any portion of then outstanding Restricted Units in substitution for such Restricted Units, provided that such new awards must (x) have substantially equivalent economic value to the substituted Restricted Units (determined at the time of the Change of Control) and (y) provide Participants with rights and entitlements that are substantially equivalent to or better than the rights and entitlements applicable under the terms of such substituted Restricted Units immediately prior to the Change in Control, including, but not limited to, an identical or better Vesting schedule and identical or better timing and methods of settlement.
     (iii) The Committee may direct that all or any portion of then outstanding Restricted Units become fully Vested immediately prior to the closing of the Change in Control transaction.
     (iv) The Committee may direct that all or any portion of then outstanding Restricted Units be cancelled in exchange for a payment, in cash or equity securities of the New Employer, of an amount equal to (or, in the case of payment in securities, having an aggregate fair market value, as determined by the Committee as of the closing date of the Change in Control transaction, equal to) the net consideration per Share realized by the shareholders of the Company as a result of such Change in Control transaction, with the fair market value of any portion of such consideration that is not paid in cash determined by the Committee. The Committee may also provide that any payment in cancellation of outstanding Restricted Units be made in a lump sum as soon as reasonably practicable following the closing of the Change in Control transaction or in a series of current and deferred payments.
IX. Restrictive Covenants.
     (a) Non-Competition/Non-Solicitation Covenants. Notwithstanding any other provision hereof, the Committee may provide in a Participant’s Award Agreement that failure by such Participant to comply with any restrictive covenant set forth in such Award Agreement, including, without limitation, non-competition, non-disclosure and/or non-solicitation provisions, may result in penalties, including, without limitation, the forfeiture of the Awards granted under the Plan and the obligation to repay any profits derived from such Awards.
     (b) Lock-Ups. Notwithstanding any other provision hereof and except as provided otherwise in the applicable Award Agreement, no Participant shall be permitted to Transfer Shares during the 20 days prior and the 180 days (or such longer period as the applicable underwriters may specify) following the effective date of any registration statement filed by the Company in connection with an Initial Public Offering (the “Lock-Up Period”).
X. Capital Adjustments.
     If the event of any change in the number, class or type of Shares outstanding or other change in the capitalization of the Company by reason of an Adjustment Event, the Committee may make such adjustments as it determines are appropriate to (i) the maximum aggregate number of Shares and/or the maximum individual number of Shares under Article III and/or the class or type of shares of capital stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of Shares covered by Awards and/or class or type of Shares covered by such Awards that may be granted under the Plan to any individual during any twelve-month period, (iii) the number of Shares and/or the class or type of shares of capital stock covered by then outstanding Awards and (iv) if applicable, the per share exercise price of each Option then outstanding, the per share purchase price under Investment Rights then outstanding, the Repurchase Price per Share applicable to any Awards and/or the Market Value per Share.
     In the event of any adjustment to the class or type of Shares or other equity securities available for grant under the Plan or subject to outstanding Awards, references herein and in any applicable Award Agreement will be deemed to refer to such different class or type of shares of capital stock or other equity securities.
XI. Securities Matters.
     Neither the Company nor the Company Group shall be under any obligation to effect the registration pursuant to the Securities Act of any Shares to be issued hereunder or to effect similar compliance under any state or non-US laws. Notwithstanding anything herein to the contrary, neither the Company nor the Company Group shall be obligated to cause to be issued or delivered any Shares or any certificates evidencing Shares pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such Shares and certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition to the issuance and delivery of Shares and/or certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

     The exercise of any Option or Investment Right granted hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Company may defer the effectiveness of any exercise of an Option or Investment Right granted hereunder to allow the issuance of Shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under applicable laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of such exercise of an Option or Investment Right granted hereunder. During any period exercise of an Option or Investment Right is deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
XII. Withholding Taxes.
     (a) Cash Remittance. Whenever Shares are to be issued upon the exercise of any Options or Investment Rights or when Shares are transferred in settlement of any Restricted Units, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy all federal, state, local and foreign income and employment withholding tax requirements, if any, attributable to such exercise or transfer prior to the delivery of any certificate or certificates for such Shares.
     (b) Stock Remittance. Unless otherwise provided in the applicable Award Agreement, subject to the prior written approval of the Company, when Shares are to be issued upon the exercise of any Options or Investment Rights or Shares are to be transferred in settlement of Restricted Units, the Participant may satisfy his tax withholding obligations by tendering to the Company a number of Shares which have been owned by the Participant for at least six months having an aggregate Market Value as of the date of such exercise or transfer equal to the minimum applicable withholding tax requirements (determined using the minimum statutory withholding rate(s)), if any, attributable to such exercise or transfer; provided, however, that no such written approval shall be required with respect to using Shares owned by the Participant for at least six months to satisfy all or a portion of the Participant’s minimum statutory tax withholding obligations if the settlement of Vested Restricted Units occurs prior to the expiration of the Lock-Up Period with respect to an Initial Public Offering.
     (c) Stock Withholding. Unless otherwise provided in the applicable Award Agreement, subject to the prior written approval of the Company, when Shares of Common Stock are to be issued upon the exercise of any Options or Investment Rights or Shares are to be transferred in settlement of Restricted Units, the Company shall withhold a number of such Shares having an aggregate Market Value as of the date of such exercise or transfer equal to the minimum applicable withholding tax requirements (determined using the minimum statutory withholding rate(s)), if any, attributable to such exercise or transfer in satisfaction of such Participant’s tax withholding obligations; provided, however, that no such written approval shall be required with respect to using

Settlement Shares to satisfy all or a portion of the Participant’s minimum statutory tax withholding obligations if the settlement of Vested Restricted Units occurs prior to the expiration of the Lock-Up Period with respect to an Initial Public Offering.
XIII. Amendment and Termination.
     The Committee may from time to time terminate the Plan or revise or amend the Plan or any Award Agreement in any respect whatsoever except that, (i) without approval of the shareholders of the Company, no such revision or amendment shall increase the number of Shares available for grant under the Plan, other than pursuant to Article X, and (ii) no such revision or amendment to the Plan or an Award Agreement shall adversely affect the rights of a Participant in respect of Awards outstanding at the time of such revision or amendment without the Participant’s consent.
XIV. Miscellaneous.
     14.1 No Special Employment Rights. Nothing contained in the Plan shall confer upon any Eligible Employee, Eligible Board Member or Participant any right with respect to the continuation of his employment or services for the Company or the Company Group or interfere in any way with the right of the Company and the Company Group at any time to terminate such employment or services.
     14.2 No Obligation to Accept or Exercise. The grant to an Eligible Employee or Eligible Board Member of an Award under the Plan shall impose no obligation upon such Eligible Employee or Eligible Board Member to accept such Award or, with respect to an Option or Investment Right, exercise such Option or Investment Right.
     14.3 Company’s Right of Offset. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company or the Company Group, then the Company, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
     14.4 Notices. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, or sent by certified or express mail, return receipt requested, postage prepaid, by any recognized international equivalent of such delivery or by facsimile or electronic delivery with confirmation of receipt to the parties at the following addresses:
     If to the Participant:
To the address of such Participant on file with the Company or the Company Group as applicable.

     If to the Company:
Burger King Holdings, Inc.
c/o Burger King Corporation
5505 Blue Lagoon Drive
Miami, Florida 33126
Attention:  Executive Vice President-Human Resources
                   General Counsel
Telephone: 305-378-3755
                    305-378-7913
Fax:  305 378 7112
         305-378-3330
E-mail:    psmith@whopper.com
                achwat@whopper.com
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
     14.5 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained hereof.
     14.6 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained hereof, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the Company, the Company Group and Participants shall be enforceable to the fullest extent permitted by law.
     14.7 Governing Law. The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
     14.8 Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside of the United States on such terms and conditions different from those specified in the Plan as the Committee shall determine necessary or advisable to achieve the purposes of the Plan while complying with applicable local laws and tax practices.
14.9	Expenses. The expenses of the Plan shall be paid by the Company.

     14.10 Effective Date and Term of Plan. The Plan was adopted by the Board and approved by shareholders of the Company on July 9, 2003. No grant may be made under the Plan after the tenth anniversary of the date the Plan was adopted.